Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Coherus BioSciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	7,000,000(2)	$1.31(3)	$9,170,000(3)	0.00014760	$1,353.50

Total Offering Amounts			7,000,000		$9,170,000		$1,353.50

Total Fee Offsets

Net Fee Due							$1,353.50
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement to which this exhibit is attached shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the Coherus BioSciences, Inc. Amended and Restated 2014 Equity Incentive Award Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)

Represents the additional shares of Common Stock available for future issuance under the Registrant’s 2014 Plan pursuant to the amendment and restatement of the 2014 Plan that was approved by the Registrant’s shareholders on May 29, 2024.

(3)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on August 5, 2024, which date is within five business days prior to the filing of the Registration Statement to which this exhibit is attached.